Exhibit 10.2

May 1, 2026

PERSONAL AND CONFIDENTIAL

Elisabet de los Pinos

Re: Amended & Restated Consulting Agreement

Dear Ms. de los Pinos:

In connection with the termination of your employment with Aura Biosciences, Inc. (the “Company”) effective on April 30, 2026 (the “Termination Date”), you and the Company entered into that certain Consulting Agreement dated as of April 30, 2026 (the “Prior Agreement”). The Company and you now desire to amend, restate, and supersede the Prior Agreement in its entirety. Accordingly, the terms set forth below shall constitute the amended and restated consulting agreement between you and the Company (this “Consulting Agreement”), which, upon execution by both parties, shall amend, restate, and supersede the Prior Agreement in its entirety. Now, therefore, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and Company hereby agree as follows:

1.
Consulting Period; Services; Consideration. Provided you do not revoke and comply with that certain Transition and Release Agreement by and between you and the Company dated April 30, 2026 (the “Release Agreement”), the term of this Consulting Agreement and your services as a consultant for the Company shall commence immediately following the Termination Date and, unless terminated earlier pursuant to Section 6 below, shall continue in effect through the six (6) month anniversary of the Termination Date (such anniversary, the “Outside Date,” and, such period, the “Consulting Period”). During the Consulting Period, you shall provide to the Company the services reasonably requested by the Chief Executive Officer of the Company that relate to the transition of your responsibilities during your employment as Chief Executive Officer (the “Services”), with such Services not to exceed ten (10) hours per month, unless otherwise mutually agreed by you and the Company. As consideration for your agreement to this Consulting Agreement, subject in each case to (i) the terms of the Company’s Amended and Restated 2009 Stock Option and Restricted Stock Plan, 2018 Equity Incentive Plan and 2021 Stock Option and Incentive Plan and the associated award agreements thereunder (collectively, the “Equity Documents”), unless otherwise specified herein, and (ii) you executing, not revoking, and complying with the terms of the Release Agreement, and (iii) complying with the terms of this Consulting Agreement, you shall receive the following benefits, to which you agree you would not otherwise be entitled:
(a)
Post-Termination Exercise Period Extension: Notwithstanding anything to the contrary in the Equity Documents, the Company will extend the period of time in which you may exercise any vested options to purchase shares of common stock in the capital of the Company (“Options”) until the earlier of (i) June 30, 2028 and (ii) the original expiration date for the applicable Option, subject to any earlier termination as may be required pursuant to the Equity Documents. You acknowledge that such extension of the post-termination exercise period for the vested Options described herein will cause the Options, if they were intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to be taxable as a nonqualified stock options under U.S. federal tax laws.
(b)
Consulting Period Accelerated Vesting: Notwithstanding anything to the contrary in the Equity Documents, your previously granted equity awards (collectively, and including the Options, the “Equity Grants”) that are unvested as of the Termination Date shall vest on an accelerated basis during the Consulting Period as follows: (i) three-sixths (3/6) of the unvested Equity Grants shall vest on the ninety-first (91st) day following the Termination Date, (ii) one-sixth (1/6) of the unvested Equity Grants shall vest on the four (4) month anniversary of the Termination Date, (iii) one-sixth (1/6) of the unvested Equity Grants shall vest on the five (5) month anniversary of the Termination Date, and (iv) one-sixth (1/6) of the unvested Equity Grants shall vest on the six (6) month anniversary of the Termination Date, such that, as of the Outside Date, your Equity Grants shall be fully vested, exercisable, and/or nonforfeitable (as applicable); provided, however, that (x) if the Company terminates your engagement under this Consulting Agreement for Cause (as defined below) or if you terminate your engagement under this Consulting Agreement for any reason, other than as set forth in Section 6 below, your Equity Grants shall immediately cease vesting and (y) if the Company terminates your engagement under this Consulting Agreement without Cause, then any then unvested portion of the Equity Grants shall become fully vested, exercisable, and/or nonforfeitable (as applicable) as of such termination date.
(c)
Change in Control Accelerated Vesting: Notwithstanding anything to the contrary in the Equity Documents and subject to approval by the Board, upon the consummation of a Change in Control (as defined below) while the Consulting Agreement is in effect, 100% of your Equity Grants shall immediately become fully vested, exercisable, and/or nonforfeitable (as applicable). For purposes of this Consulting Agreement, “Change in Control” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
2.
Expenses. The Company shall reimburse you for reasonable and necessary out-of-pocket expenses incurred by you in the performance of the Services to the Company, provided such out-of-pocket expenses are approved in advance by the Company in writing and further supported by reasonable documentation.
3.
Resignation from Other Positions. In connection with the ending of your employment, you hereby (i) resign from your status as an employee, officer or other positions you occupy at the Company and resign from your status as an employee, officer, director or other positions you occupy at any subsidiary of the Company, in each case, effective as of the last day of your employment and (ii) agree to execute such documentation as the Company reasonably requires to effectuate such resignations.
4.
Ongoing Obligations. You are subject to continuing obligations under (i) your offer letter with the Company dated January 22, 2010 (including Section 6 (“Restrictive Covenants”) and Section 7 (“Proprietary Rights”)) (the “Offer Letter”), (ii) the Employment Agreement by and between you and the Company dated January 1, 2015, as amended on October 13, 2017 (the “Employment Agreement”), (iii) the Release Agreement (collectively, the “Ongoing Obligations”). The Ongoing Obligations shall remain in full force and effect, and are incorporated by reference herein. Additionally, you shall continue to be subject to the terms of the Company’s Amended and Restated Insider Trading Policy and any other policies applicable to consultants.
5.
Independent Contractor. You agree that you are not, nor shall you be deemed to be at any time during the term of this Consulting Agreement, an employee of the Company. Your status and relationship with the Company shall be that of an independent contractor and consultant. You shall not state or imply, directly or indirectly, that you are empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between you and the Company. You acknowledge and agree that you are obligated to pay all taxes, unemployment, disability insurance and workers’ compensation payments applicable to you or the Services, and that you will not be eligible for any employee benefits, except as specified herein or in the Release Agreement, and expressly waive any entitlement to such benefits. You agree that the Services will be provided by you directly and not any other person or entity.

Except insofar as it would preclude you from providing the Services under this Consulting Agreement or violate a term of this Consulting Agreement or the Ongoing Obligations, you are free to perform services for any other person.

6.
Cancellation of Services. The Company may, at any time, terminate the performance of all or any portion of the Services to be provided hereunder and either you or the Company may terminate this Consulting Agreement upon sixty (60) days prior written notice to the nonterminating party stating its intention to terminate. The Company, however, may immediately terminate the Services and this Agreement for Cause. For purposes of this Consulting Agreement, “Cause” shall mean, as determined by the Company in good faith: (a) repeated refusal to perform the Services or follow a lawful directive from the Chief Executive Officer of the Company; (b) your material breach of any written agreement between you and the Company, including but not limited to this Consulting Agreement and the Ongoing Obligations; or (c) your gross negligence or willful misconduct that would reasonably be expected to result in material injury or reputational harm to the Company. You may terminate this agreement immediately upon the Company’s material breach of this Consulting Agreement or the Release Agreement. In each case, to the extent the reason for the termination is curable, the terminating party shall provide in writing the reason for such termination within thirty (30) days of the condition giving rise to Cause, and the party receiving such notice of termination for Cause shall have thirty (30) days to cure such condition.
7.
Warranties of Consultant. You represent to the Company that (i) with respect to any information, know-how, knowledge or data disclosed by you to the Company in the performance of this Consulting Agreement, you have the full and unrestricted right to disclose the same; and (ii) you are free to undertake the services required by this Agreement, and there is, and shall be, no conflict of interest between your performance of this Consulting Agreement and any obligation you may have to other parties.
8.
Indemnification. You shall indemnify and hold the Company, its affiliates and their respective directors, officers, agents and employees harmless from and against all claims, demands, losses, damages and judgments, including court costs and attorneys’ fees, arising out of or based upon any breach or alleged breach by you of any obligation set forth in this Consulting Agreement, or your gross negligence or willful misconduct. You further agree to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (i) to pay withholding taxes or any other applicable taxes or (ii) otherwise resulting from you being determined not to be an independent contractor. The Company shall indemnify, defend, and hold harmless the Consultant from and against any and all claims, demands, losses, damages, liabilities, judgments, penalties, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from (A) any material breach or alleged material breach by the Company of this Consulting Agreement, or (B) the Company’s gross negligence or willful misconduct. For the avoidance of doubt, Section 12 of the Employment Agreement (the “Indemnification”) shall remain in full force and effect for any act or omission performed or omitted by you in connection with the Company’s business or affairs prior to the Termination Date, and is incorporated by reference herein.
9.
Entire Agreement; Jurisdiction; Governing Law; Interpretation. This Consulting Agreement, Ongoing Obligations, and the Indemnification constitute the entire agreement between you and the

Company with respect to the matters contained herein, and supersede all proposals and agreements, written or oral, and all other communications between you and the Company relating to the subject matter of this Consulting Agreement, including, without limitation, the Prior Agreement, the Offer Letter (other than with respect to the Ongoing Obligations), the Employment Agreement (other than with respect to the Ongoing Obligations and the Indemnification), and the Company’s Executive Severance Plan (and your Participation Agreement thereunder). For the avoidance of doubt, upon execution of this Consulting Agreement, the Prior Agreement shall be of no further force or effect. You and the Company hereby agree that the state and federal courts of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Consulting Agreement. This Consulting Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. This Consulting Agreement may not be modified or amended except in writing signed or executed by you and the Company. In case any provisions (or portions thereof) contained in this Consulting Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Consulting Agreement, and this Consulting Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
10.
Effective Date. To accept this Consulting Agreement, you must return a signed original or a signed PDF copy of this Consulting Agreement so that it is received by the General Counsel of the Company by 11:59 PM EST on May 1, 2026. This Consulting Agreement shall become effective on the day it becomes fully executed.

Please indicate your agreement to the terms of this Consulting Agreement by signing and returning to the Chief Executive Officer the original or a PDF copy of this Consulting Agreement within the time period set forth above.

Sincerely,

AURA BIOSCIENCES, INC.

By: /s/ Dave Johnson
Name: Dave Johnson

Its: Chairman of the Board of Directors

I agree to the terms of this Consulting Agreement.

/s/ Elisabet de los Pinos	5/1/2026
Elisabet de los Pinos	Date: